Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp (513) 979-5797 cheryl.lipp@bankatfirst.com

Analyst Contact:	J. Franklin Hall (513) 979-5770 frank.hall@bankatfirst.com
First Financial Bancorp Provides Earnings Guidance for 2007
HAMILTON, Ohio — January 10, 2007 — First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced that the company expects full year 2007 earnings between $1.00 and $1.10 in diluted earnings per share. Fourth quarter and full year 2006 earnings will be discussed in a separate release on or about January 31, 2007.
Davis said, “We are offering full year 2007 earnings guidance to help clarify the expected operating performance of First Financial after our extensive transition. Over the past 20 months, we worked successfully to remake the company by clarifying our strategic focus and updating our infrastructure, actions that caused a decline in our reported earnings for those periods. Today’s guidance is intended to highlight management’s current view of the earnings potential of First Financial in 2007. Throughout 2007, updates to the full year earnings per share will be provided.
“First Financial will be leveraging the recent successful completion of its transition and reorganization efforts to grow its commercial, retail and wealth management products. First Financial’s market-based delivery model will ensure that the client experience is both responsive and personal. This model is the key differentiator from our competition. Long-term success will be measured by our ability to create shareholder value by developing an organization that can grow organically while effectively managing the cost of delivery of its products and services.”

2006 Performance Estimate — Excluding Transition Adjustments
(Dollars are presented in thousands except per share data)
The estimated full year 2006 operating performance of the company in the adjacent table excludes the combined effects of both material transition items disclosed in previous releases and conservative estimates of the cumulative effects of immaterial transition items.
These estimates are considered forward-looking and are provided to help the reader understand the internal estimate of the company’s performance without the effects of items it has deemed to be non-recurring in nature.

ADJUSTED
2006
ESTIMATE
Net interest income	$124,500
Noninterest income	62,800
Noninterest expense	139,000
Provision expense	9,000

Income before taxes	39,300
Taxes	12,350

Net income	$26,950

Earnings per share	$0.69

Summary of Key Financial Drivers for 2007

	ESTIMATED 2007 RANGE
	LOW	HIGH
Earnings per share	$1.00	$1.10
Return on average equity	13%	15%
Efficiency ratio	62%	65%
Balance Sheet Trends
•	Earning asset levels in 2007 are expected to grow modestly as the counterbalancing effects of commercial loan growth and retail mortgage and indirect consumer loan runoff continue.
•	Deposit account growth in 2007 is expected to occur with the introduction of new, competitive commercial deposit products and a renewed focus on retail deposits through the branch network of 87 offices.
Net Interest Margin and Net Interest Income
•	The 2007 full year non-tax-equivalent net interest margin forecast is expected to be within a range of 3.90 percent to 4.05 percent, dependent largely on the continuation of asset mix shift, a tapering off of the deposit account migration and planned pricing changes to the deposit portfolio.
•	Estimated net interest income is expected to be between $121,000 and $127,000.

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Noninterest Income
•	Total noninterest income is expected to be between $67,000 and $71,000 which represents core growth of between 7 and 13 percent.
•	Trust income from the Wealth Resource Group is expected to increase both through market value growth and new account growth.
•	Service charges on deposit accounts are expected to grow commensurate with new account growth.
Noninterest Expense
•	Management expects that 2007 noninterest expenses will be between $122,000 and $125,000 with an estimated efficiency ratio between 62 and 65 percent. Management remains committed to the long-term goal of a 55 to 60 percent efficiency ratio.
•	Expense reduction is primarily attributable to the full year effect of strategic initiatives implemented during 2006.
Income Taxes
•	The effective income tax rate assumption for 2007 is 33 percent.
Credit Quality
•	Management expects greater stability in its credit quality in 2007 and has assumed a net charge-off level of between 30 and 40 basis points for the full year.
Capital
•	Share repurchases were resumed in the third quarter of 2006, and the active management of capital will continue in 2007. First Financial expects to repurchase approximately 1,000,000 shares in 2007.
Economic Environment Assumptions
•	The assumptions regarding market interest rates and the economic environment are consistent with current levels of interest rates and economic growth.
Additional information will be discussed on a conference call scheduled for January 11, 2007, about the strategies to deliver the estimated results including the delivery strategies of the commercial, retail and wealth management products and services. Slides for the presentation will be furnished with an 8-K that will be filed prior to 9:30 a.m. EST on January 11, 2007, and before the conference call.

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Conference Call and Webcast
On January 11, 2007, First Financial will host a conference call that will be webcast live at 11:00 a.m. EST. The presenters will be Claude E. Davis, president and chief executive officer, Richard Barbercheck, senior vice president and chief credit officer, and J. Franklin Hall, senior vice president and chief financial officer. Anyone may participate in the conference call by telephoning 1-877-407-8031 (no passcode needed) or by logging on to the company’s website www.bankatfirst.com for a live audio webcast of the call. Click on the Investor Relations link and then click on Webcast. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will also be archived on the company’s website for one year.
Anyone who wishes to hear a replay of the event by telephone may dial 1-877-660-6853, account number 286, conference ID number 226870 between 5:00 p.m. EST on January 11, 2007, and 11:59 p.m. EST on January 18, 2007.
First Financial plans to file the SEC Form 10-K on or about February 26, 2007.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2005. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2005 Form 10-K and other public documents filed with the SEC. These documents are available on our investor relations website at www.bankatfirst.com and on the SEC’s website at www.sec.gov.

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